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                                                  Exhibit 99
             THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
                   Computation of Ratios
                   (Millions of Dollars)
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                                                                                                 July 2, 1995
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A.   Cash Flow Coverage Ratio
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        1.  EBITDA (Earnings before income taxes for such period as set forth on BDC's consolidated statements of earnings for such period, minus [or plus] other income [or expense] for such period to the extent included in earnings before income taxes, plus Consolidated Net Interest Expense, plus all charges in such period for depreciation and amortization as set forth in BDC's consolidated statements of cash flows for such period, minus net income of BFS to the extent such net income is derived from any business activity unrelated to BDC or any subsidiary of BDC) for the period from July 4, 1994
            to July 2, 1995, the Reporting Date.                                                   $  652.6
                                                                                                   --------
        2.  Consolidated Net Interest Expense (Total interest expense [including the interest component of capital leases and Discount accrued during such period] of BDC and its Subsidiaries for such period, plus all dividends declared in such period on Mandatorily Redeemable Stock, minus total interest
            income of BDC and its Subsidiaries) for the same period.                               $  192.7
                                                                                                   --------
        3.  Quotient obtained by dividing Line 1 by Line 2                                             3.39
                                                                                                   --------
            The calculation of the Cash Flow Coverage Ratio excludes all effects of FAS 106,
            FAS 109, and FAS 112 and unusual or non-recurring credits or charges.

B.   Leverage Ratio
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        1.  The sum, without duplication, of all Reported Debt less cash and cash equivalents of BDC and its Consolidated Subsidiaries at such time, plus all outstanding Mandatorily Redeemable Stock of BDC and its Subsidiaries
            at such time, determined on a consolidated basis, plus all outstanding obligations of other Persons for money borrowed (except employee obligations not exceeding $10,000 in aggregate at such time outstanding) Guaranteed by, or secured by a Lien on any assets of, BDC and its Subsidiaries at such time, determined on a consolidated basis, plus the book value on the books of the purchasers thereof of accounts receivable sold by BDC and its
            Subsidiaries (other than to BDC or any of its Subsidiaries).                           $2,633.9
                                                                                                   --------

        2.  Consolidated Net Worth at such time, minus cumulative consolidated net income of BFS to the extent such net income is derived from any business activity unrelated to BDC or any Subsidiary of BDC minus (or plus) the amount by which the equity adjustment for foreign currency translations used in determining Consolidated Net Worth at such time exceeds (is less than) the amount thereof used in determining Consolidated Net Worth as
            at September 27, 1992.                                                                 $1,640.3
                                                                                                   --------

        3.  Quotient obtained by dividing Line 1 by Line 2                                             1.61
                                                                                                   --------

            The calculation of the Leverage Ratio excludes all effects of FAS 106,
            FAS 109 and FAS 112 and unusual or non-recurring credits or charges after
            September 27, 1992.

        Note: The information described herein is as of the last day of the fiscal quarter ended July 2, 1995 (the Reporting Date). Capitalized terms used herein shall have the meanings set forth in the Credit Facility, dated as of November 18, 1992.

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